Exhibit (a)(25)

AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC.

ARTICLES OF AMENDMENT

AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Corporation is registered as an open-end company under the Investment Company Act of 1940.

SECOND:  Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation of the Corporation (“Articles of Incorporation”), the Board of Directors of the Corporation has (i) duly established a new series of shares titled Global Allocation Fund and (ii) increased in some cases and decreased in some cases the number of shares of capital stock of certain series and classes that the Corporation has authority to issue in accordance with Section 2-105(c) of the Maryland General Corporation Law (the “Reallocation”).

THIRD:  Immediately prior to the Reallocation the Corporation had the authority to issue Three Billion (3,000,000,000) shares of capital stock. Following the Reallocation, the Corporation has the authority to issue Three Billion (3,000,000,000) shares of capital stock.

FOURTH:  The par value of shares of the Corporation's capital stock before the Reallocation was, and after the Reallocation is, One Cent ($0.01) per share.

FIFTH:  Immediately prior to the Reallocation, the aggregate par value of all shares of stock that the Corporation was authorized to issue was Thirty Million Dollars ($30,000,000). After giving effect to the Reallocation, the aggregate par value of all shares of stock that the Corporation is authorized to issue is Thirty Million Dollars ($30,000,000).

SIXTH:  Immediately prior to the Reallocation, the number of shares allocated among the duly established classes of shares (each hereinafter referred to as a “Class”) of the nine (9) series of stock of and the aggregate par value of each Class was as follows:

Series Name	Class Name	Number of Shares Allocated	Aggregate Par Value

Strategic Allocation: Conservative Fund	Investor Institutional A B C R	350,000,000 150,000,000 225,000,000 25,000,000 25,000,000 25,000,000	$3,500,000 1,500,000 2,250,000 250,000 250,000 250,000

Series Name	Class Name	Number of Shares Allocated	Aggregate Par Value

Strategic Allocation: Moderate Fund	Investor Institutional A B C R	500,000,000 350,000,000 350,000,000 50,000,000 50,000,000 50,000,000	$5,000,000 3,500,000 3,500,000 500,000 500,000 500,000
Strategic Allocation: Aggressive Fund	Investor Institutional A B C R	350,000,000 150,000,000 225,000,000 25,000,000 25,000,000 25,000,000	$3,500,000 1,500,000 2,250,000 250,000 250,000 250,000

SEVENTH:  Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation has (a) approved the amendments stated in Article SECOND above and (b) has allocated Three Billion (3,000,000,000) shares of the Three Billion (3,000,000,000) shares of authorized capital stock of the Corporation among the four (4) series of stock of the Corporation and the various Classes of each as follows:

Series Name	Class Name	Number of Shares Allocated	Aggregate Par Value

Strategic Allocation: Conservative Fund	Investor Institutional A B C R	325,000,000 100,000,000 200,000,000 25,000,000 25,000,000 25,000,000	$3,250,000 1,000,000 2,000,000 250,000 250,000 250,000
Strategic Allocation: Moderate Fund	Investor Institutional A B C R	400,000,000 225,000,000 350,000,000 50,000,000 75,000,000 50,000,000	$4,000,000 2,250,000 3,500,000 500,000 750,000 500,000

Series Name	Class Name	Number of Shares Allocated	Aggregate Par Value

Strategic Allocation: Aggressive Fund	Investor Institutional A B C R	350,000,000 75,000,000 225,000,000 25,000,000 50,000,000 25,000,000	$3,500,000 750,000 2,250,000 250,000 500,000 250,000
Global Allocation Fund	Investor Institutional A C R	200,000,000 50,000,000 50,000,000 50,000,000 50,000,000	$2,000,000 500,000 500,000 500,000 500,000

EIGHTH: Except as otherwise provided by the express provisions of these Articles of Amendment, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any series or class or any unissued shares that have not been allocated to a series or class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation.

NINTH: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation and is not changed by these Articles of Amendment, except with respect to the creation and/or designation of the various series.

TENTH:  The Board of Directors of the Corporation duly adopted resolutions dividing into series and classes the authorized capital stock of the Corporation and allocating shares to each as set forth in these Articles of Amendment.

ELEVENTH: The amendments to the Articles of Incorporation as set forth above was approved by at least a majority of the entire Board of Directors of the Corporation and were limited to changes expressly authorized by Section 2-105(c)(12) or Section 2-605 of the Maryland General Corporation Law without action by the stockholders.

IN WITNESS WHEREOF, AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC.  has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Senior Vice President and attested to by its Assistant Secretary on this 18th day of July, 2011.

ATTEST:		AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC.

/s/ Otis H. Cowan		/s/ Charles A. Etherington
Name:	Otis H. Cowan	Name:	Charles A. Etherington
Title	Assistant Secretary	Title:	Senior Vice President

THE UNDERSIGNED Senior Vice President of AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, as to all matters or facts required to be verified under oath, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, those matters and facts, are true in all material respects under the penalties of perjury.

Dated: July 18, 2011	/s/ Charles A. Etherington
Charles A. Etherington, Senior Vice President

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